ABRDN PALLADIUM ETF TRUST 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Aberdeen Investments

ETFinfoUS@aberdeenplc.com

844-383-7289

ABERDEEN INVESTMENTS ANNOUNCES 10-FOR-1 FORWARD SHARE SPLIT OF ABRDN PHYSICAL PLATINUM SHARES ETF (PPLT) AND 5-FOR-1 FORWARD SHARE SPLIT OF ABRDN PHYSICAL PALLADIUM SHARES ETF (PALL)

PHILADELPHIA, PA – April 22, 2026 – Aberdeen Investments announced today a 10-for-1 forward share split for the abrdn Physical Platinum Shares ETF (NYSE Arca: PPLT) and a 5-for-1 forward share split for the abrdn Physical Palladium Shares ETF (NYSE Arca: PALL). The splits will not change the total value of a shareholder’s investment.

Ticker	Name	Split Ratio
PPLT	abrdn Physical Platinum Shares ETF	10 for 1
PALL	abrdn Physical Palladium Shares ETF	5 for 1

All forward share splits will apply to shareholders of record as of the market close on May 14, 2026 (the “Record Date”), payable after market close on May 15, 2026. Shares of each of fund will trade at their post-split prices on May 18, 2026. The ticker symbols and CUSIP numbers for each fund will not change.

The forward share splits will decrease the price per share of each fund, with a proportionate increase in the number of shares outstanding. In a 10-for-1 forward share split, every pre-split share will result in the receipt of ten post-split shares, which will be priced at one-tenth the net asset value (“NAV”) of a pre-split share. In a 5-for-1 forward share split, every pre-split share will result in the receipt of five post-split shares, which will be priced at one-fifth the NAV of a pre-split share.

Illustration of a Forward Share Split

The following table shows the effect of a hypothetical 10-for-1 share split:

Period	# of Shares	Hypothetical Net Asset Value (NAV) per share	Total Value
Pre-Split	10	$100	$1,000
Post-Split	100	$10	$1,000

The following table shows the effect of a hypothetical 5-for-1 share split:

Period	# of Shares	Hypothetical Net Asset Value (NAV) per share	Total Value
Pre-Split	10	$100	$1,000
Post-Split	50	$20	$1,000

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Important Information

abrdn Silver ETF Trust (which issues shares of the abrdn Physical Silver Shares ETF), abrdn Gold ETF Trust (which issues shares of the abrdn Physical Gold Shares ETF), abrdn Platinum ETF Trust (which issues shares of the abrdn Physical Platinum Shares ETF) and abrdn Palladium ETF Trust (which issues shares of the abrdn Physical Palladium Shares ETF) and abrdn Precious Metals Basket ETF Trust (which issues shares of the abrdn Physical Precious Metals Basket Shares ETF) (the “Trusts”) are not investment companies registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trusts are not subject to the same regulatory requirements as mutual funds. These investments are not suitable for all investors. Trusts focusing on a single commodity generally experience greater volatility. Please refer to the prospectus for complete information regarding all risks associated with the Trusts.

This material must be accompanied or preceded by the prospectus. Carefully consider the investment objectives, risk factors, and fees and expenses of each Trust before investing. To view a Trust’s prospectus, please click here – abrdn Silver ETF Trust, abrdn Gold ETF Trust, abrdn Platinum ETF Trust, abrdn Palladium ETF Trust and abrdn Precious Metals Basket ETF Trust.

Investing involves risk, including possible loss of principal. Because shares of the Trust are intended to reflect the price of the gold held by the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns. Commodities' prices may be highly volatile. Prices may be affected by various economic, financial, social and political factors, which may be unpredictable and may have a significant impact on the prices of precious metals.

Shares of the Trusts are intended to reflect, at any given time, the market price of gold, silver, platinum and/or palladium bullion (“Bullion”) owned by such Trust at that time less the Trust’s expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the Bullion represented by such shares. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

This material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

About Aberdeen Investments

Aberdeen Investments Global is the trade name of Aberdeen’s investments business, herein referred to as “Aberdeen Investments” or “Aberdeen”. Aberdeen Investments is a specialist asset manager that focuses on areas where we have both strength and scale across public and private markets, including credit, specialist equities and real assets. Our teams collaborate across regions, asset classes and specialisms, connecting diverse perspectives and working with clients to identify investment opportunities that suit their needs.

In the United States, Aberdeen Investments refers to the following affiliated, registered investment advisers: abrdn Inc., abrdn Investments Limited, and abrdn Asia Limited.   abrdn ETFs Sponsor LLC, a wholly-owned subsidiary of abrdn Inc., serves as sponsor to Aberdeen’s precious metals ETF trusts. Aberdeen Investments has extensive experience serving as manager or sponsor of U.S. mutual funds, closed-end funds and ETFs (including commodity, precious metals and actively-managed ETFs). As of December 31, 2025, Aberdeen Investments managed or sponsored approximately $525 billion in assets.

www.aberdeeninvestments.com

About Aberdeen Group

Aberdeen is a leading Wealth & Investments group, working to help millions of customers and clients turn their financial goals into reality. As of December 31, 2025, Aberdeen managed and administered $747 billion of client and customer assets across its three core business, interactive investor, Adviser and Investments.

ALPS Distributors, Inc. is the marketing agent for the Trusts, and is not affiliated with Aberdeen

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